Exhibit (d)(1)(B)

EXECUTION VERSION

VITAL IMAGES, INC.

TOSHIBA MEDICAL SYSTEMS CORPORATION

Confidentiality Agreement

This Confidentiality Agreement (this “Agreement”) dated as of January 28, 2011, between VITAL IMAGES, INC., a Minnesota corporation (“Vital Images” or the “Company”), and TOSHIBA MEDICAL SYSTEMS CORPORATION, a Japanese corporation (“TMSC” or the “Receiving Company”).

W I T N E S S E T H:

WHEREAS, the Parties wish to consider a strategic business transaction (the “Transaction”) and, in connection therewith, desire to set forth certain agreements regarding such consideration and the sharing of confidential and proprietary information by Vital Images with TMSC;

NOW, THEREFORE, in view of the foregoing, the Parties agree as follows:

1.                                       Certain Definitions.  As used herein:

(a)                                  “Evaluation Material” means all written, electronic or oral data, reports, interpretations, forecasts, records, statements, documents and information of any kind concerning the Company or any of its subsidiaries, which the Company or any of its Representatives provides to TMSC or any of its Representatives; provided, however, that “Evaluation Material” shall not include information that (i) has become available to the public other than as a result of a disclosure by the Receiving Company or any of its Representatives, (ii) was available to the Receiving Company or any of its Representatives on a non-confidential basis prior to its disclosure to the Receiving Company by the Company or any of its Representatives, (iii) has become available to the Receiving Company or any of its Representatives on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source to the Receiving Company’s knowledge is not bound by a confidentiality agreement in respect of such information with the Company or such Representative or otherwise prohibited from transmitting such information to the Receiving Company or such Representative by a contractual, legal or fiduciary obligation, or (iv) has been independently developed or acquired by the Receiving Company or any of its Representatives without violating any of its obligations under this Agreement.  For the avoidance of doubt, any information disclosed by the Company or any of its Representatives to the Receiving Company or any of its Representatives under the Commercial Agreements shall not be deemed to be “Evaluation Material” under this Agreement but shall be treated under the confidentiality provisions of the Commercial Agreements (to the extent applicable).

(b)                                 “Transaction Information” means (i) the fact that any discussions or negotiations are taking place concerning a possible Transaction, (ii) the terms, conditions or other facts with respect to any possible Transaction under discussion or negotiation, including the status of such discussions or negotiations and (iii) the fact that this Agreement has been entered into or that information has been furnished by the Company as contemplated hereby.

(c)                                  “Confidential Information” means the Evaluation Material and the Transaction Information.

(d)                                 The term “person” shall mean an individual, corporation, partnership, limited liability company, association, trust, governmental entity, any other organization or entity or any group including any of the foregoing, and the terms “group” and “affiliate” shall have the meanings provided under the Exchange Act; provided that, for the avoidance of doubt, in relation to TMSC, affiliates include, but are not limited to, Toshiba Corporation and Toshiba America Medical Systems, Inc.

(e)                                  “Exchange Act” means the Securities Exchange Act of 1934.

(f)                                    “Commercial Agreements” means (i) the Marketing Distribution Agreement by and between the Company and TMSC made as of November 21, 2008, as amended from time to time, (ii) the Development Agreement by and between the Company and TMSC made as of January 8, 2008, as amended from time to time, and (iii) the other business agreements executed between the Company and the Receiving Company for the purposes of, or in connection with, the foregoing agreements.

(g)                                 “Parties” means the Company and the Receiving Company and “Party” means either of them.

(h)                                 “Representatives” means, in relation to any Party, such Party’s affiliates and such Party’s and its affiliates’ respective directors, officers, employees, agents or representatives, including, without limitation, financial advisors, attorneys and accountants, provided that, in relation to the Receiving Company, for the purposes of this Agreement, none of such persons shall be deemed a “Representative” hereunder, nor shall the Receiving Company have any liability for such person, unless such person has been furnished with Confidential Information hereunder.

2.                                       Nondisclosure of Confidential Information.

(a) Except as expressly permitted by the terms hereof, the Receiving Company and its Representatives will not in any manner, directly or indirectly, disclose, in whole or in part, any Confidential Information to any person or use such Confidential Information for any purpose other than the Receiving Company’s consideration, negotiation or performance of the Transaction, provided, however, that Confidential Information may be disclosed to the Receiving Company’s Representatives who need to know the Confidential Information for purposes of participation in the Transaction, it being understood that they will be advised by the Receiving Company of the confidential nature of such information and that by receiving such information they are agreeing to comply with the confidentiality provisions of this Agreement.  The Receiving Company shall be liable for any breach of this Agreement by its Representatives.  The confidentiality provisions of this Agreement shall also be applied to the Company in connection with the Transaction Information mutatis mutandis.

(b)                                 In the event that the Company and the Receiving Company do not proceed with the Transaction or, at any time, upon written request of the Company, the written Evaluation Material and all copies thereof (or of portions thereof) in the possession of the Receiving Company and its Representatives will be promptly returned to the Company or destroyed by the Receiving Company with such destruction confirmed in writing by the Receiving Company; provided that the Receiving Company may retain such copies as required by law, regulation or other legal process or written retention polices of the Receiving Company, and the Receiving Company shall not be required to expunge Evaluation Material stored electronically pursuant to automatic or standard archival or backup processes.

3.                                       Exceptions to Nondisclosure.

(a) In the event that the Receiving Company is required by law, regulation or other legal process or is requested (by oral questions, interrogatories, requests for information or documents, subpoena, court order, civil investigative demand or other process) to disclose any Confidential Information, which disclosure is not otherwise permitted hereunder, it is agreed that the Receiving Company will provide the Company with prompt notice of any such request or requirement (if legally permitted) so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement.  If, failing the entry of a protective order or the receipt of a waiver hereunder, the Receiving Company is, after consultation with counsel for the Receiving Company, required or compelled to disclose Confidential Information pursuant to such request, the Receiving Company may disclose that portion of the Confidential Information which such counsel has advised that the Receiving Company is required or compelled to disclose as aforesaid.  In any event, the Receiving Company will not oppose action by, and will cooperate with, the Company, at the Company’s expense, in its efforts to obtain an appropriate protective order or other assurance that confidential treatment will be accorded the Confidential Information.  All references to the Receiving Company in this paragraph shall be deemed to include the Receiving Company’s Representatives.

(b)                                 If at any time, in the opinion of counsel for the Receiving Company, the Receiving Company is required by law, regulation or other legal process or stock exchange or stock market rules to disclose Confidential Information in a context that is not covered by the immediately preceding Section 3(a), the Receiving Company may disclose that portion of the Confidential Information that such counsel has advised that the Receiving Company is required to disclose, provided that the Receiving Company gives the Company prompt notice of such disclosure (if legally permitted).

4.                                       Employees.  Without the prior written consent of the Company, for a period of eighteen months from the date hereof, neither the Receiving Company nor any of its affiliates who have been furnished with Confidential Information hereunder (a “Restricted Affiliate”) will directly or indirectly solicit for hire (as an employee, independent contractor or otherwise) any (i) officer of the Company or (ii) person who is then currently employed or engaged (either as an employee or consultant) by the Company or any of its subsidiaries with whom the Receiving Company or any Restricted Affiliate has had contact or who became known to the Receiving Company or any Restricted Affiliate in connection with its evaluation or negotiation of the Transaction.  The term “solicit for hire” shall not be deemed to include generalized searches through media advertisement, employment firms or otherwise, that are not directed to personnel employed by the Company or any of its subsidiaries.

5.                                       Standstill.  The Receiving Company agrees that for a period commencing on the date hereof and terminating on the date that is eighteen months from the date hereof, neither it nor any of its Restricted Affiliates will, unless specifically invited in writing by the Company, directly or indirectly, in any manner:

(a)                                  acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in more than two percent (2%) of the voting securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, more than two percent (2%) of the voting securities of the Company or any of its subsidiaries;

(b)                                 make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) or advise or influence in any manner whatsoever any person or entity with respect to the voting of any voting securities of the Company or any of its subsidiaries;

(c)                                  form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company or any of its subsidiaries;

(d)                                 acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) any material portion of the assets, tangible or intangible, of the Company or any of its subsidiaries or (ii) direct or indirect rights, warrants or options to acquire any material portion of the assets of the Company or any of its subsidiaries, except for such assets as are then being offered for sale by the Company or any of its subsidiaries, including those offered in the ordinary course of business;

(e)                                  arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company or any of its subsidiaries which are prohibited by clauses (a) or (d) of this Section 5, except for such assets as are then being offered for sale by the Company or any of its subsidiaries;

(f)                                    otherwise, alone or in concert with others, propose to the Company or any of its affiliates or any of their respective stockholders any merger, business combination, restructuring or recapitalization with the Company or any of its subsidiaries or seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of the Company or any of its subsidiaries or nominate any person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of the Company or any of its subsidiaries; provided that the foregoing clause (f) shall not be construed to restrict the Receiving Company from taking (or refraining from taking) any action in the ordinary course of its commercial relationship with the Company under the Commercial Agreements or otherwise;

(g)                                 make any request or proposal to amend, waive or terminate any provision of this Section 5; or

(h)                                 announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (a) through (g) of this Section 5;

provided that, notwithstanding anything to the contrary in clauses (a) through (h) of this Section 5, if (1) a third party or group (A) publicly announces its intention to commence or commences a tender or exchange offer for at least 20% of the outstanding capital stock of the Company or (B) otherwise acquires at least 15% of the outstanding capital stock of the Company, (2) a third party publicly announces or commences a proxy contest with respect to the election of any directors of the Company in support of the third party’s proposal or offer relating to the foregoing, or (3) the Company enters into an acquisition or business combination (or an agreement related thereto) in which (A) the security holders of the Company would not own a majority of the surviving entity, (B) the Company is selling all or substantially all of the Company’s assets or (C) any person or group of persons would acquire, directly or indirectly, (I) beneficial ownership of (x) 50% or more of the Company’s outstanding capital stock, (y) securities convertible into more than 50% of the Company’s outstanding capital stock or (z) any options, warrants or other rights to acquire more than 50% of the Company’s outstanding capital stock, or (II) control of the Company (within the meaning of Rule 405 under the Securities Act of 1933), then the Receiving Company shall be entitled to take any of the actions set forth in clauses (a) through (h) of this Section 5.

6.                                       No Representations or Warranties.  The Receiving Company acknowledges and agrees that, except as set forth in any definitive, written documentation, neither the Company nor any of its Representatives makes any representation or warranty as to the accuracy or completeness of the Evaluation Material and that neither the Company nor its Representatives shall have any liability to the Receiving Company or any of its Representatives resulting from the use of the Evaluation Material by the Receiving Company or its Representatives.

7.                                       United States Securities Laws.  The Receiving Company acknowledges that it is aware that the United States securities laws prohibit any person who has material, non-public information concerning the Company or the sale of the Company or a significant portion thereof from purchasing or selling the Company’s securities or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities.

8.                                       Equitable Remedies.  The Receiving Company agrees that money damages would not be a sufficient remedy for any breach of this Agreement by it or any of its Representatives and that the Company shall be entitled to specific performance and injunctive or other equitable relief as remedies for any such breach.  Such remedies shall not be deemed to be the exclusive remedies but shall be in addition to all other remedies available at law or in equity to the Company.

9.                                       Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota without giving effect to its conflicts of laws principles or rules.

10.                                 Term; Survivability.  Notwithstanding anything herein contained, the Company is not obligated to furnish the Receiving Company with any information and may terminate the Receiving Company’s access to the Evaluation Material at any time.  This Agreement shall terminate on the earlier of (i) the second anniversary of the date hereof and (ii) the closing date of a Transaction.

11.                                 Miscellaneous.  This Agreement sets forth the entire agreement of the Parties with respect to the subject matter hereof.  This Agreement may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.  This Agreement is solely for the benefit of the Parties and may not be enforced by any third party.  If any of the provisions of this Agreement is not enforceable in whole or in part, the remaining provisions of this Agreement shall not be affected thereby.  No failure or delay in exercising any other right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  This Agreement may only be amended by the mutual written agreement of the Parties.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

“VITAL IMAGES”:

VITAL IMAGES, INC.

By /s/ MICHAEL H. CARREL

Michael H. Carrel
President and Chief Executive Officer

“TMSC”:

TOSHIBA MEDICAL SYSTEMS CORPORATION

By /s/ TOSHIO TAKIGUCHI

Toshio Takiguchi